July 30, 2021

Robert Cavorsi

Dear Rob, Congratulations!

I am pleased to inform you that you have been recommended for a promotion and it has been approved.

Your new title will be Vice President, Strategy, and your new biweekly salary will be $12,115.39 which is $315,000 on an annualized basis. This promotion will be effective April 1, 2021. You will be eligible for merit review in 2022. Your annual target bonus is 35% of your base salary.

Thank you for the dedication and hard work that continues to contribute to Organogenesis' success.

ACCEPTED:		Sincerely,

/s/ Robert Cavorsi

Robert Cavorsi	7/30/2021	/s/ Ellen Bandera
Name	Date	Ellen Bandera
Manager, Talent Acquisition

Cc: Gary Gillheeney, Sr.

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